Exhibit 99.1

Contacts:	G. Janelle Frost, EVP & CFO AMERISAFE, Inc. 337-463-9052

AMERISAFE ANNOUNCES 2012 FOURTH QUARTER

AND YEAR-END RESULTS

Initiates Quarterly Cash Dividend

DeRidder, LA — February 27, 2013 — AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the fourth quarter and year ended December 31, 2012.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	% Change	2012	2011	% Change
	(in thousands, except per share data)
Net premiums earned	$78,741	$66,211	18.9%	$290,689	$251,015	15.8%
Net investment income	6,698	6,702	(0.1)%	27,018	26,340	2.6%
Net realized gains on investments (pre-tax)	66	1,468	(95.5)%	2,979	2,228	33.7%
Net income	9,226	8,073	14.3%	29,353	24,181	21.4%
Diluted earnings per share	$0.50	$0.44	13.6%	$1.58	$1.29	22.5%
Operating net income	9,183	5,943	54.5%	27,417	21,291	28.8%
Operating earnings per share	$0.49	$0.32	53.1%	$1.48	$1.14	29.8%
Book value per share	$20.88	$19.25	8.5%	$20.88	$19.25	8.5%
Net combined ratio	92.6%	98.4%		97.5%	100.4%
Return on average equity	9.8%	9.4%		8.0%	7.1%

Commenting on these results, Allen Bradley, AMERISAFE’s Chairman and Chief Executive Officer, stated, “The workers’ compensation marketplace continues to harden. Loss costs and rate increases, coupled with a lessened underwriting appetite for workers’ compensation accounts by many carriers, continues to provide AMERISAFE with the opportunity to increase premium volume with higher pricing and better expected margins.”

Quarterly Cash Dividend

The Company’s Board of Directors declared its first quarterly cash dividend of $0.08 per share, payable on March 28, 2013 to shareholders of record as of March 14, 2013. The Board intends to consider the payment of a regular cash dividend each calendar quarter. On an annualized basis, the cash dividend is currently expected to be $0.32 per share.

Insurance Results

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	% Change	2012	2011	% Change
	(in thousands)
Gross premiums written	$81,140	$62,128	30.6%	$328,823	$272,101	20.8%
Net premiums earned	78,741	66,211	18.9%	290,689	251,015	15.8%
Loss and loss adjustment expenses incurred	57,489	49,627	15.8%	219,903	189,706	15.9%
Underwriting and certain other operating costs, commissions and salaries and benefits	14,876	15,017	(0.9)%	61,433	60,825	1.0%
Policyholder dividends	544	474	14.8%	2,203	1,464	50.5%
Underwriting profit (loss) (pre-tax)	5,832	1,093	433.6%	7,150	(980)	829.6%

Insurance Ratios:
Current accident year loss ratio	76.5%	78.2%		76.5%	78.2%
Prior accident year loss ratio	(3.5)%	(3.2)%		(0.9)%	(2.6)%

Net loss ratio	73.0%	75.0%		75.6%	75.6%
Net underwriting expense ratio	18.9%	22.7%		21.1%	24.2%
Net dividend ratio	0.7%	0.7%		0.8%	0.6%

Net combined ratio	92.6%	98.4%		97.5%	100.4%

•

Voluntary premiums written increased 25.0% in the quarter and 14.9% for the year ended December 31, 2012 compared to the same periods in 2011. Additionally, payroll audits and related premium adjustments for policies written in previous periods increased premiums $7.9 million in the fourth quarter and $20.9 million in the year ended December 31, 2012. In 2011, these premium adjustments increased premium $3.8 million in the fourth quarter and $5.9 million for the year ended December 31.

•

The current accident year loss ratio for the fourth quarter was 76.5%. During the quarter the Company experienced $2.7 million of favorable prior year development, primarily attributable to accident year 2008. In total, prior accident year development for year ended December 31, 2012 was a favorable $2.5 million, compared to a favorable $6.6 million for the same period in 2011.

•

For the year ended December 31, 2012, the underwriting expense ratio was 3.1 percentage points lower than the prior year. The primary contributors to the decrease were efficiencies gained by maintaining general operating costs at a level equivalent to the prior year as earned premium increased and recognition of higher experience rated commissions. Level general operating costs resulted in a 1.6 percentage point decrease in the underwriting expense ratio in 2012. Our experience rated commissions offset the expense ratio by 3.8 percentage points in the year ended December 31, 2012 compared to 2.3 percentage points in 2011.

•

The effective tax rate for the year ended December 31, 2012 was 21.0% compared to 11.6% in the same period in 2011. The increase was driven by tax-exempt investment income reflecting a smaller percentage of pre-tax income in the year ended December 31, 2012 compared to the same period in 2011. Also in 2011, there was a decrease in the effective rate from a change in the valuation allowance related to capital loss carry forwards.

Geoff Banta, President and Chief Operating Officer, noted, “We experienced another quarter of premium growth with stronger pricing, while maintaining our healthy policy retention levels. Additionally, our claims frequency for the 2012 accident year continued its downward trend and prior accident years developed favorably. Overall, we are pleased with our fourth quarter underwriting results.”

Investment Results

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	% Change	2012	2011	% Change
	(in thousands)
Net investment income	$6,698	$6,702	(0.1)%	$27,018	$26,340	2.6%
Net realized gains on investments (pre-tax)	66	1,468	(95.5)%	2,979	2,228	33.7%
Pre-tax investment yield	3.0%	3.2%		3.1%	3.1%
Tax equivalent yield (1)	4.3%	4.6%		4.3%	4.6%

(1)	The tax equivalent yield is calculated using the effective interest rate and a 35% marginal tax rate.

•	As of December 31, 2012, the carrying value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $900.8 million and the fair value of the portfolio was $944.9 million.

Supplemental Information

During the quarter, no shares were repurchased under the share repurchase plan. Since beginning of this plan, the Company has repurchased a total of 1,258,250 shares for $22.4 million, or an average per share price of $17.78, including commissions. On October 30, 2012, the Board of Directors extended the share repurchase program through December 31, 2013.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(in thousands, except share and per share data)
Net income	$9,226	$8,073	$29,353	$24,181
Less: Net realized capital gains	66	1,468	2,979	2,228
Tax effect of gains (1)	(23)	(514)	(1,043)	(780)
Valuation allowance (1)	—	1,176	—	1,442

Operating net income (2)	9,183	5,943	27,417	21,291

Average shareholders’ equity (3)	$376,681	$344,820	$365,330	$339,079
Less: Average other comprehensive income	3,547	2,229	2,597	1,240

Adjusted average shareholders’ equity	373,134	342,591	362,733	337,839

Diluted weighted average common shares	18,602,759	18,492,088	18,575,133	18,700,982
Return on average equity (4)	9.8%	9.4%	8.0%	7.1%
Operating return on average equity (2)	9.8%	6.9%	7.6%	6.3%
Diluted earnings per common share	$0.50	$0.44	$1.58	$1.29
Operating earnings per common share (2)	$0.49	$0.32	$1.48	$1.14

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35% plus the change in valuation allowance for deferred taxes.
(2)	Operating net income, operating return on average adjusted equity and operating earnings per share are non-GAAP financial measures, and management believes that investor’s understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for February 28, 2013, at 10:30 a.m. Eastern Time, to discuss the fourth quarter results and the outlook for future periods. To participate in the conference call dial 720-545-0027 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through March 7, 2013. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 94677394#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking and agriculture. AMERISAFE actively markets workers’ compensation insurance in 35 states and the District of Columbia.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended

December 31, 2011. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(unaudited)
Revenues:
Gross premiums written	$81,140	$62,128	$328,823	$272,101
Ceded premiums written	(4,398)	(3,394)	(16,305)	(13,881)

Net premiums written	$76,742	$58,734	$312,518	$258,220

Net premiums earned	$78,741	$66,211	$290,689	$251,015
Net investment income	6,698	6,702	27,018	26,340
Net realized gains on investments	66	1,468	2,979	2,228
Fee and other income	78	529	562	1,080

Total revenues	85,583	74,910	321,248	280,663

Expenses:
Loss and loss adjustment expenses incurred	57,489	49,627	219,903	189,706
Underwriting and other operating costs	14,876	15,017	61,433	60,825
Interest expense	—	275	566	1,311
Policyholder dividends	544	474	2,203	1,464

Total expenses	72,909	65,393	284,105	253,306

Income before taxes	12,674	9,517	37,143	27,357
Income tax expense	3,448	1,444	7,790	3,176

Net income	$9,226	$8,073	$29,353	$24,181

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(unaudited)
Basic EPS:
Net income	$9,226	$8,073	$29,353	$24,181

Basic weighted average common shares	18,200,394	18,082,974	18,166,175	18,250,173
Basic earnings per share	$0.51	$0.45	$1.62	$1.32

Diluted EPS:
Net income	$9,226	$8,073	$29,353	$24,181

Diluted weighted average common shares:
Weighted average common shares	18,200,394	18,082,974	18,166,175	18,250,173
Stock options	392,724	405,120	390,829	439,737
Restricted stock	3,995	3,994	11,895	11,072
Long-term incentive stock	5,646	—	6,234	—

Diluted weighted average common shares	18,602,759	18,492,088	18,575,133	18,700,982

Diluted earnings per common share	$0.50	$0.44	$1.58	$1.29

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2012	2011
	(unaudited)
Assets
Investments	$808,116	$805,974
Cash and cash equivalents	92,676	45,536
Amounts recoverable from reinsurers	101,352	96,212
Premiums receivable, net	141,950	121,223
Deferred income taxes	29,521	30,048
Deferred policy acquisition costs	18,419	16,578
Other assets	28,912	28,402

	$1,220,946	$1,143,973

Liabilities and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$570,450	$538,214
Unearned premiums	140,528	118,699
Insurance-related assessments	22,244	19,071
Subordinated debt securities	—	25,780
Other liabilities	106,502	92,772

Total shareholders’ equity	381,222	349,437

Total liabilities and shareholders’ equity	$1,220,946	$1,143,973

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